Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155651

GLOBAL MACRO TRUST

SUPPLEMENT DATED OCTOBER 22, 2009

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED AUGUST 12, 2009

The purpose of this Supplement is to update the disclosures with respect to wholesaler compensation set forth on pages 52 through 57 of the prospectus and disclosure document dated August 12, 2009 (“Prospectus”) of Global Macro Trust (the “Trust”).  The following information relates solely to compensation paid by Millburn Ridgefield Corporation, the Managing Owner of the Trust, to wholesalers assisting with the placement of the Trust’s Series 2 and Series 3 Units.  Wholesaler compensation paid in connection with the Trust’s Series 2 and Series 3 Units is borne entirely by Millburn Ridgefield Corporation, not by purchasers of Series 2 or Series 3 Units.

The following updates the Selling Agent Compensation Table on pages 52 and 53 of the Prospectus:

Nature of Payment	Recipient	Amount of Payment
Wholesaling Fees — Series 2 Units and Series 3 Units	Wholesalers

Wholesalers wholesaling the Series 2 and Series 3 Units to Selling Agents or otherwise assisting with the placement of Series 2 and Series 3 Units may receive from the Managing Owner installment selling commissions of up to 9.5% of the gross offering proceeds of the Series 2 Units and Series 3 Units in amounts not to exceed 0.0417 of 1% (a 0.50% annual rate) of the month-end Net Asset Value of the Series 2 or Series 3 Units sold by a Selling Agent selling Series 2 or Series 3 Units, provided that the Selling Agent does not receive installment selling commissions in connection with the sale of the Series 2 or Series 3 Units.

The following updates the Items of Compensation table on pages 54 through 57 of the Prospectus:

Series 2 Investors Whose Selling Agents Receive No Installment Selling Commissions

Investment Amount	Selling Commissions to Selling Agents	Installment Selling Commissions to Selling Agents	Selling Commissions to Wholesalers	Installment Selling Commissions to Wholesalers	Expense Reimbursement	Custodial Fees	TOTAL

All	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	0.0417% of the month-end Net Asset Value of the Units sold and outstanding, subject to a limit of 6.333% of the gross offering proceeds of the Units sold.	Up to 0.5% of the gross offering proceeds of the Units sold.	0.0208% of the month-end Net Asset Value of the Units sold and outstanding, subject to a limit of 3.1667% of the gross offering proceeds of the Units sold.	Up to 10% of the gross offering proceeds of the Units sold.

Series 3 Investors Whose Selling Agents Receive No Installment Selling Commissions

Investment Amount	Selling Commissions to Selling Agents	Installment Selling Commissions to Selling Agents	Selling Commissions to Wholesalers	Installment Selling Commissions to Wholesalers	Expense Reimbursement	Custodial Fees	TOTAL

All	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	0.0417% of the month-end Net Asset Value of the Units sold and outstanding, subject to a limit of 9.5% of the gross offering proceeds of the Units sold.	Up to 0.5% of the gross offering proceeds of the Units sold.	This item of compensation not paid by these Units.	Up to 10% of the gross offering proceeds of the Units sold.

Except as updated hereby, the Prospectus is current as of August 12, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

This Supplement should be read in conjunction with the Prospectus.

MILLBURN RIDGEFIELD CORPORATION

411 West Putnam Avenue

Greenwich, Connecticut 06830

(203) 625-8211

MANAGING OWNER